SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: May 7, 2004
(Date of earliest event reported)

MACK-CALI REALTY CORPORATION
(Exact name of Registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

1-13274	22-3305147
(Commission File No.)	(I.R.S. Employer Identification No.)

11 Commerce Drive, Cranford, New Jersey 07016
(Address of Principal Executive Offices) (Zip Code)

(908) 272-8000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure.

On May 7, 2004, Mack-Cali Realty Corporation (the “Company”) issued a press release announcing the resignation of Timothy M. Jones as President and as an employee of the Company and as President, an employee and a director of any of the Company’s subsidiaries or affiliates, effective as of Friday, May 7, 2004 (the “Effective Date”).  Subsequent to the Effective Date, Mr. Jones will serve as a consultant to the Company until December 31, 2004.

In addition, the Company announced that as of the Effective Date, Mitchell E. Hersh, Chief Executive Officer, shall be appointed to the additional position of President, and shall thereafter continue to serve as Chief Executive Officer and President.

In consideration of Mr. Jones’ years of outstanding service to the Company and his service as a consultant to the Company, on the Effective Date, outstanding and unvested options to acquire 24,000 shares of the Company’s common stock granted to Mr. Jones on December 5, 2000 pursuant to the Company’s employee stock option plans (the “Plans”) which were not scheduled to vest until December 31, 2004 shall be declared fully vested and exercisable in accordance with the provisions of the Plans.  Also on the Effective Date, 19,285 shares of unvested restricted common stock of the Company (the “Restricted Shares”), which were originally granted to Mr. Jones pursuant to Restricted Share Award Agreements dated as of July 1, 1999  (as amended by the First Amendment thereto dated January 2, 2003) and January 2, 2003 (collectively, the “Restricted Share Awards”) and are subject to deferred vesting as described in such Restricted Share Awards, shall be declared fully vested and exercisable in accordance with the provisions of the Restricted Share Awards.  An additional 19,284 outstanding and unvested Restricted Shares previously granted to Mr. Jones pursuant to the Restricted Share Awards shall be forfeited on the Effective Date in accordance with the provisions of the Plans.

In connection with the vesting of 19,285 Restricted Shares for Mr. Jones on the Effective Date, Mr. Jones shall be entitled to receive a tax gross-up payment from the Company in accordance with the provisions of the Restricted Share Awards, which payment shall be calculated based on the closing price of the Company’s common stock on the business day immediately preceding the Effective Date.

In connection with the foregoing, the Company hereby files the following document.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Press Release of Mack-Cali Realty Corporation dated May 7, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACK-CALI REALTY CORPORATION

Date: May 7, 2004	By:	/s/ ROGER W. THOMAS
Roger W. Thomas Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Press Release of Mack-Cali Realty Corporation dated May 7, 2004.